Exhibit 99.1

PRESS RELEASE

Contact Whitestone REIT:

Anne Gregory, Vice President Marketing & Investor Relations

(713) 435 2221 ir@whitestonereit.com

Whitestone REIT Announces Pricing of Public Offering

HOUSTON TEXAS, August 23, 2012 (BUSINESS WIRE) — Whitestone REIT (NYSE - WSR “Whitestone”), a fully integrated real estate company that owns, operates and re-develops Community Centered PropertiesTM, which are visibly located properties in established or developing culturally diverse neighborhoods, announced today the pricing of its public offering of 4,200,000 common shares at a price to the public of $12.80 per share. The offering was increased in size from the originally contemplated 4,000,000 common shares. The underwriters have been granted a 30-day option to purchase up to an additional 630,000 common shares at the public offering price, less the underwriting discount and commissions, to cover over-allotments, if any. The net proceeds to Whitestone, after deducting the underwriting discount and estimated offering expenses, are expected to be approximately $50.91 million (exclusive of the underwriters’ over-allotment option). The offering is expected to close on August 28, 2012, subject to customary closing conditions.

Whitestone expects to use the net proceeds from this offering for general corporate purposes, which may include acquisitions of additional properties, the repayment of outstanding indebtedness, capital expenditures, the expansion, redevelopment and/or re-tenanting of properties in its portfolio, working capital and other general purposes.

Robert W. Baird & Co. Incorporated and JMP Securities LLC are acting as joint book-running managers of the offering. Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE MKT:LTS), and Wunderlich Securities, Inc. are acting as co-lead managers for the offering. Maxim Group LLC, J.J.B. Hilliard, W.L. Lyons, LLC and Southwest Securities, Inc. are co-managers for the offering.

The offering is being made pursuant to Whitestone’s existing effective shelf registration statement, previously filed with the Securities and Exchange Commission. The offering of these securities is made only by means of a prospectus supplement and accompanying base prospectus. A copy of the prospectus supplement and accompanying base prospectus may be obtained by mail to Robert W. Baird & Co. Incorporated, Attention: Syndicate Department, 777 E. Wisconsin Avenue, Milwaukee, WI 53202, by telephone at 800-792-2413 or by emailing syndicate@rwbaird.com; or by mail to JMP Securities LLC, Attention: Prospectus Department, 600 Montgomery Street, 10th Floor, San Francisco, California 94111, or by telephone at (415) 835-8985.

This press release is not an offer to sell, nor a solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About Whitestone REIT

Whitestone REIT (NYSE: WSR) is a fully integrated real estate company that owns, operates and re-develops Community Centered PropertiesTM, which are visibly located properties in established or developing culturally diverse neighborhoods. Whitestone focuses on value-creation in its Centers, as it markets, leases and manages its Centers to match tenants with the shared needs of surrounding neighborhoods. Operations are structured for providing cost-effective service to local service-oriented smaller space tenants (less than 3,000 square feet). Whitestone has a diversified tenant base concentrated on service offerings including medical, education, and casual dining. The largest of its over 950 tenants comprises less than 1.5% of its rental revenues. Headquartered in Houston, Texas and founded in 1998, Whitestone is internally managed with a portfolio of commercial properties in Texas, Arizona, and Illinois.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with regard to the Whitestone’s securities offering and the anticipated use of the net proceeds. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. No assurance can be given that the securities offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Completion of the securities offering on the terms described, and the application of net proceeds, are subject to numerous conditions, many of which are beyond the control of Whitestone including, but not limited to, the status of the economy and the status of capital markets. See the Risk Factors sections of Whitestone’s prospectus supplement and accompanying base prospectus, as well as periodic reports and other documents filed with the Securities and Exchange Commission (“SEC”) for a discussion of these factors. Copies are available on the SEC’s website, www.sec.gov. Except as required by law, Whitestone undertakes no obligation to update these statements for revisions or changes after the date of this release.